Exhibit 99.1

Press Release

Source:	BNC Bancorp

Contact:	W. Swope Montgomery, Jr.
President and CEO
336-476-9200

BNC Bancorp Receives $31.3 Million Investment From the U.S. Treasury’s Capital Purchase Program

THOMASVILLE, N.C., / — BNC Bancorp (NASDAQ: BNCN), the parent company of Bank of North Carolina, announced that it has received a $31.3 million investment from the U.S. Treasury under the Capital Purchase Program. The transaction is part of the Treasury’s program which is designed to provide capital to healthy, well-managed financial institutions to increase their ability to provide much needed credit to businesses and consumers. The $31.3 million in Senior Preferred shares and warrants to purchase common stock represents 3% of the Company’s risk-weighted assets as of September 30, 2008. BNC Bancorp intends to use the proceeds for general corporate purposes with an emphasis on meeting the credit needs of its customers and communities.

“While the Capital Purchase Program is voluntary and BNC Bancorp’s financial health remains strong, we believe it was our responsibility to participate and reward the taxpayers of our communities with an even healthier, more highly capitalized Company. We believe that participation will enable us to better support economic growth in our communities by providing loans to creditworthy businesses and supplying affordable financing to individuals at a time when secondary markets remain in turmoil,” said W. Swope Montgomery, President and CEO. “This capital will also add greater flexibility in considering strategic acquisition, investment, or expansion opportunities that will likely become available as the financial services industry continues to consolidate.”

The Senior Preferred shares pay a dividend of 5% per year for the first five years and 9% per year thereafter. The Preferred Stock may be redeemed for 100% of the issue price. However, for a period of three years from the date of investment, the Senior Preferred shares may only be redeemed if 25% of the purchase price is attributable to a qualifying equity offering. In conjunction with the purchase of Senior Preferred shares, the Treasury received a warrant to purchase 543,337 shares of BNC Bancorp common stock with an exercise price of $8.63. The exercise price was calculated based on the average of closing prices of the Company’s common stock on the 20 trading days ending on the last trading day prior to the date of the Treasury’s approval of the Company’s application under the program.

BNC Bancorp is the parent Company of Bank of North Carolina, a $1.3 billion commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, High Point, Salisbury, Greensboro, Archdale, Lexington, Kernersville, Harrisburg, Welcome and Oak Ridge, North Carolina. In addition, the Bank operates limited service banking offices in Winston-Salem and Mooresville, North Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the NASDAQ Capital Market under the symbol “BNCN.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

From time to time, we make written and oral forward-looking statements within the meaning of certain securities laws, including in this press release, in other filings with the U.S. Securities and Exchange Commission, in reports to shareholders and in other communications. These forward-looking statements include, among others, statements with respect to our objectives for 2006 and beyond, and the medium and long terms strategies to achieve those objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates and intentions.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to, the strength of the North Carolina economy in general and the strength of the local economies within North Carolina in which we conduct operations; the strength of the United States economy; the effects of changes in monetary and fiscal policy, including changes in interest rate policies of the Board of Governors of the Federal Reserve System in the United States; judicial decisions; the effects of competition in the markets in which we operate; inflation; the timely development and introduction of new products and services in receptive markets; the impact of changes in the laws and regulations regulating financial services (including banking, insurance and securities); changes in tax laws; technological changes; our ability to complete strategic acquisitions and to integrate acquisitions; judicial or regulatory proceedings; changes in consumer spending and saving habits; the possible impact on our businesses of international conflicts and other developments including those relating to the war on terrorism; and our anticipation of and success in managing the risks implicated by the foregoing.